UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): September 22, 2014

PERNIX GROUP, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	333-92445	36-4025775
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

151 E. 22nd Street Lombard, Il.	60148
(Address of Principal Executive Offices)	(Zip Code)

(630) 620-4787

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02  DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

On September 22, 2014 Mr. Patrick J. Gainer joined Pernix Group, Inc. (the Company) on a full-time basis and on September 25, 2014, was appointed to the position of Chief Financial Officer by the Company’s board of directors.

Mr. Gainer, age 54, is an accomplished senior financial executive with more than 25 years of multi-industry experience. Mr. Gainer most recently served as a managing partner and CFO for two private equity portfolio companies where his responsibilities included finance, controls, audit, tax, treasury, accounting, information technology and operations. Prior to that Mr. Gainer had a twenty plus year accomplished career with Motorola in Schaumburg, Illinois where he held progressive positions with his most recent assignment being Vice President and Director of Finance of a $1.7 billion global automotive business unit.  Mr. Gainer is a proven professional, with deep knowledge of operations, international finance, expertise in driving profitability and is skilled in identifying acquisition targets, negotiating, structuring and closing transactions and related financing as well as company reorganization. Mr. Gainer also worked for several years in public accounting at the beginning of his career.

Mr. Gainer, a Certified Public Accountant, graduated from Loyola University of Chicago (B.S, Accounting) and University of Chicago, Booth School of Business (MBA, Finance and International Business).

In connection with Mr. Gainer’s appointment as Chief Financial Officer, the company agreed to the following compensation arrangements: (i) annual base salary of $250,000; (ii) annual bonus opportunity of up to 40% of his base salary; (iii) other benefits commensurate with his position, including the award of 50,000 stock options in Pernix Group, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PERNIX GROUP, INC.

By:	/s/ Nidal Z. Zayed
Nidal Z. Zayed
President and Chief Executive Officer

By:	/s/ Patrick J. Gainer
Patrick J. Gainer
Chief Financial Officer

By:	/s/ Carol J. Groeber
Carol J. Groeber
Corporate Controller and Principal Accounting Officer

Dated:  September 26, 2014